Exhibit 99.1

Edward G. Atsinger III Transitions to Executive Chairman of the Board of Salem Media Group; David Santrella to Chief Executive Officer and David Evans to Chief Operating Officer

IRVING, Texas—(BUSINESS WIRE)— Salem Media Group, Inc. (NASDAQ: SALM) announced today that Edward G. Atsinger III, Salem’s current Chief Executive Officer, will transition to the newly created role of Executive Chairman of the Board of Directors effective January 1, 2022. Additionally, its Board of Directors has appointed David Santrella to become Chief Executive Officer. Currently Mr. Santrella serves as the company’s President of Broadcast Media. In addition David Evans, Salem’s current President of Digital Media and Publishing, will be promoted to the position of Chief Operating Officer. Finally, Stuart W. Epperson, Salem’s current Chairman, will resign from Salem’s Board of Directors effective January 1, 2022, transitioning to the position of Chairman Emeritus, and Stuart W. Epperson, Jr. will join the Board of Directors, filling the vacancy created by Mr. Epperson Senior’s resignation. These changes reflect the Board’s ongoing succession planning and are designed to provide leadership continuity as the company continues to execute its strategic initiatives.

Since founding Salem in 1974, Mr. Atsinger, along with his brother-in-law Mr. Epperson, has grown the company from a single radio station into America’s leading multimedia company specializing in Christian and conservative content. He has been a driving force in Salem’s mission to serve the Company’s audiences nationwide with content that is unavailable through mainstream media channels. As Executive Chairman, Mr. Atsinger will be chairman of the Board, assuming leadership of the board of directors while providing oversight and guidance to both the CEO and COO. Mr. Atsinger will continue to be engaged full-time and focus more of his attention on macro strategy and planning, M&A, external relationships, government affairs and leadership development. This will allow the company to continue to benefit from Mr. Atsinger’s decades of experience and skills.

“I am pleased to serve as Executive Chairman and to oversee the succession to the next generation of leadership of our company. I am looking forward to working with the executive team to continue Salem’s vitally important mission of serving the media needs of the audiences interested in Christian content and public policy programming with a traditional conservative focus,” said Mr. Atsinger. “With Salem well-positioned for continued growth into the future, now is the right time to take the next step in implementing our long-term leadership transition. We have a tremendously talented, deep and dedicated leadership team at Salem. David Santrella and David Evans each have played a critical role in developing and executing the strategy in place today, and I am confident they have the vision, skills, experience and capabilities necessary to provide continued leadership of Salem well into the future.”

Mr. Atsinger concluded, “Most of all, I am blessed to lead our talented and dedicated team. I am extremely proud of Salem’s employees and personalities who create and distribute the content that allows us to serve our loyal and dedicated audience of listeners, readers, and now viewers. It is this talented team that has allowed Salem to become the business it is today. Building and expanding this platform over nearly 50 years has been and will continue to be the focus of my life’s work.”

Mr. Santrella said, “I am deeply honored to have been appointed as Salem’s next CEO. I look forward to working in close partnership with David Evans to take advantage of the tremendous opportunities that exist in today’s media landscape, to further the mission of our company and to grow our business. I am blessed that I will have Ed alongside me in my new role.”

Mr. Evans said, “I am looking forward to working together with Dave and the rest of our talented leadership team as we further combine traditional media and digital media in new transformative ways. We have a substantial and passionate audience that accesses our content and brands in many ways and we’re focused on ensuring they can enjoy it and engage with us across multiple platforms.”

Mr. Epperson, who has served as Salem’s Chairman of the Board of Directors since going public, said, “Our Board of Directors has engaged in thoughtful long-term succession planning, and today’s announcement demonstrates the strength of that process as well as the depth of talent at the executive management level to drive the company’s continued growth and success. I am confident that David Santrella and David Evans are perfectly qualified to continue working with Edward and the rest of the management team to build on our success and drive Salem into the next phase of its growth.”

ABOUT SALEM MEDIA GROUP:

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape. Learn more about Salem Media Group, Inc. at www.salemmedia.com, Facebook and Twitter.

Contacts

Evan D. Masyr

Executive Vice President and Chief Financial Officer

(805) 384-4512

evan@salemmedia.com

Source: Salem Media Group, Inc.

Multimedia

Photo Edward G. Atsinger III (Photo: Business Wire)	Photo David Santrella (Photo: Business Wire)	Photo David Evans (Photo: Business Wire)